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Validus Holdings, Ltd. Jon Levenson, Executive Vice President +1-441-278-9000	Brunswick Group Stan Neve / Greg Faje +1-212-333-3810

VALIDUS HOLDINGS, LTD. ANNOUNCES CFO SUCCESSION PLAN AND MANAGEMENT ADDITIONS
JEFF SANGSTER WILL REPLACE JEFF CONSOLINO AS CHIEF FINANCIAL OFFICER IN FEBRUARY 2013
John Hendrickson to Join Validus Management Team in February 2013
Jeff Consolino to Join Validus Board of Directors

PEMBROKE, Bermuda — October 25, 2012— Validus Holdings, Ltd. (NYSE: VR) (“Validus” or the “Company”) today announced that Jeff Sangster will assume the position of Executive Vice President and Chief Financial Officer of the Company, effective February 16, 2013. Jeff Sangster, who joined Validus shortly after its formation in 2006 and currently serves as Executive Vice President and Group Chief Accounting Officer of the Company, will succeed Jeff Consolino, who will be resigning as an officer of Validus effective February 15, 2013 to join another financial services company. Validus further announced today that John Hendrickson, who has served as a Director of Validus since its formation in 2005, will join the Company effective February 16, 2013 in the newly-created position of Director of Strategy, Risk Management and Corporate Development. Finally, Jeff Consolino will be nominated for appointment to the Company’s Board of Directors on October 31, 2012.

Ed Noonan, Validus’ Chairman and Chief Executive Officer commented, “I am excited to announce these changes to our leadership team, which underscore the commitment of all three individuals concerned to the continued growth and success of our Company. John Hendrickson was involved with Validus as a Director and trusted advisor from formation, and I am delighted to have him join our management team. Our ability to promote Jeff Sangster, who was one of our first hires in finance in 2006 and has been leading our global finance team since May 2012, is another indication of the depth and strength of the management team we have built at Validus. Jeff Sangster and John Hendrickson have been deeply involved in many of the critical growth initiatives that have shaped Validus. I deeply appreciate Jeff Consolino’s contributions over the past seven years and I am pleased that he will continue his involvement with our Company as a Director.”

Jeff Consolino added, “I am pleased to be joining Validus’ Board and look forward to working with the other Directors and Validus’ management team to build on the Company’s strong track record of success.”

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Source: Validus Holdings, Ltd.